EXHIBIT 99.1

For Immediate Release

For More Information: Michael G. Sanchez Chief Executive Officer Coastal Banking Company Inc. 904-321-0400	Andy Mus Senior Vice President Marsh Communications LLC 404-327-7662

Coastal Banking Company Reports Third Quarter 2008 Earnings

BEAUFORT, S.C., Nov. 12, 2008 – Coastal Banking Company Inc. (OTCBB: CBCO), the holding company of CBC National Bank, which operates divisions including Lowcountry National Bank in Beaufort, S.C., and First National Bank of Nassau County in Fernandina Beach, Fla., reported net income of $250,669, or $0.10 per diluted share, for the quarter ended Sept. 30, 2008. This compares to net income of $384,143, or $0.14 in diluted earnings per share, in the third quarter of 2007.

“While this remains one of the worst banking markets in memory, we still managed to achieve positive earnings,” said Michael G. Sanchez, chief executive officer. “More importantly, we further strengthened our liquidity position and solidified our capitalization at levels that more than meet our needs, and improved our ability to weather the current financial crisis.”

At Sept. 30, 2008, the combined banks had a total risk-based capital ratio of more than 13.0 percent and a Tier 1 risk-based capital ratio in excess of 12.0 percent. The threshold for being classified as “well capitalized” by federal regulators is 10 percent and 6 percent, respectively, for total and Tier 1 risk-based capital.

The company had $81.5 million in funding available from multiple sources at the end of the third quarter of 2008, a significant increase from $63.4 million available at Dec. 31, 2007. The company also continued to reduce its reliance on wholesale funding in the third quarter. The level of brokered deposits totaled $18.8 million at Sept. 30, 2008, compared to $19.2 million at the end of the previous quarter and $24.1 million at Dec. 31, 2007.

“Though our overall asset quality compares favorably to many of our peers, our nonaccrual loans and other real estate owned increased considerably in the third quarter as a result of the prolonged economic downturn, and it is taking a significant effort to manage these assets,” said Sanchez. “We will continue to take the steps necessary to resolve problem loans, but we don’t foresee the banking market or overall economy improving for quite some time.”

Net charge-offs as a percent of total loans, annualized, in the third quarter were 0.36 percent, compared to none in the previous quarter and 0.04 in the third quarter of 2007. Nonaccrual loans as a percentage of total loans at the end of the third quarter of 2008 were 3.12 percent, compared to 1.63 percent at the end of the second quarter of 2008 and 1.01 percent at Sept. 30, 2007. Other real estate owned at Sept. 30, 2008 totaled $2.1 million, compared to $131,000 at the end of the previous quarter and $319,000 at Dec. 31, 2007.

Allowance for loan losses at Sept. 30, 2008, totaled $4.5 million, or 1.44 percent of loans outstanding, virtually unchanged from the $4.5 million, or 1.46 percent of loans outstanding, at the end of the previous quarter, and compared to $3.6 million, or 1.26 percent of loans outstanding, at Sept. 30, 2007.

The company continued to make progress on its strategy to reduce the concentration of construction lending, and thus risk, in its loan portfolio, while increasing the percentage of permanent financing lending. Commercial and residential construction lending at Sept. 30, 2008, declined 18.5 percent, or $24 million, from Dec. 31, 2007. As a percentage of the company’s overall loan portfolio, commercial construction loans were 29.8 percent at Sept. 30, 2008, compared to 36.7 percent at the end of the previous quarter and 39.8 percent at Dec. 31, 2007.

Residential real estate loans increased $39.0 million, or 56.8 percent, over the first nine months of 2008 to $107.8 million at Sept. 30, 2008, and commercial real estate loans increased $13.5 million, or 19.8 percent, to $81.8 million for the same 9-month period.

Total assets at Sept. 30, 2008, were $441.3 million, compared to $427.6 million at Sept. 30, 2007. Total portfolio loans at the end of the third quarter were $310.9 million, compared to $283.4 million for the same period a year ago. Total deposits were $350.4 million at the end of the third quarter, compared to $347.9 million at the end of the third quarter of 2007. Total shareholders’ equity was $46.2 million at Sept. 30, 2008, compared to $45.5 million at Sept. 30, 2007.

Net interest income in the third quarter of 2008 totaled $2.6 million, compared to $3.2 million for the same period in 2007, reflecting a difficult interest-rate environment during the past 12 months in which the average Prime rate was lower by 318 basis points. Noninterest income for the third quarter was $1.3 million, more than triple the $407,083 recorded in the third quarter of 2007, due primarily to a $783,000 gain on the sale of residential mortgages generated by the company’s wholesale mortgage banking division. Excluding the impact from the wholesale division, noninterest income was approximately $545,000 in the third quarter of 2008.

Noninterest expense was $3.4 million for the third quarter of 2008, compared to $2.8 million for the third quarter of 2007. The comparative increase was due largely to the noninterest expenses incurred by the company’s wholesale mortgage banking division that began operations in September 2007. Excluding the impact of the wholesale mortgage operations, noninterest expense in the third quarter of 2008 decreased $186,000, or 6.7 percent, from the same quarter in 2007.

Net interest margin for the quarter ended Sept. 30, 2008, was 2.52 percent, compared to 2.49 percent in the previous quarter and 3.18 percent for the quarter ended Sept. 30, 2007. The company’s yield on its earning assets remained stable in the third quarter, while the cost of interest-bearing liabilities declined. However, given the recent rate cut by the Federal Reserve, management expects downward pressure on its margin and related net interest income over the remainder of 2008. This pressure is not likely to improve until interest rates rise.

The wholesale mortgage division continued to generate solid results in the third quarter of 2008, originating $130.7 million in loans for sale in the secondary market. For the nine months ended Sept. 30, 2008, the division originated $347.4 million in loans available for sale, consisting of predominantly full-documentation, conforming mortgage loans that are pre-sold into the secondary market, eliminating nearly all interest-rate risk.

Net income for the nine months ended Sept. 30, 2008, was $61,238, compared to net income of $1.9 million for the same period in 2007. Diluted earnings per share for the first nine months of 2008 were $0.02, compared to $0.68 per share earned in the same period a year ago.

Net interest income for the first nine months of 2008 was $7.8 million, compared to $9.6 million in the first nine months of 2007. Noninterest income was $4.1 million for the first nine months of 2008, compared to $1.5 million in the same period of 2007. Noninterest expense was $10.8 million for the first nine months of 2008, compared to $8.0 million for the same period in 2007.  The majority of the year-over-year increases to noninterest income and noninterest expense was due to the impact of the wholesale mortgage banking operation.

“The economy still has a long road to full recovery, and as such, we face many more challenges in the months ahead,” said Sanchez. “The good news is that the consolidation of our formerly separate banking subsidiaries is going well. As a result, our operations have become much more efficient. That, along with our sound banking strategy and our resilient markets, gives us confidence that we are well-positioned to take advantage of the eventual recovery of the financial system and economy.”

About Coastal Banking Company Inc.

Coastal Banking Company Inc., based in Beaufort, S.C., is the $441.3 million-asset bank holding company of CBC National Bank, which operates as Lowcountry National Bank in Beaufort, S.C., First National Bank of Nassau County in Fernandina Beach, Fla., and The Georgia Bank in Meigs, Ga. CBC National Bank, which is headquartered in Fernandina Beach, provides a full range of consumer and business banking services through full-service banking offices in Beaufort, Fernandina Beach, Meigs, Hilton Head, S.C., and Port Royal, S.C. The company also operates a wholesale lending division based in Atlanta and commercial loan production offices in Jacksonville, Fla., and Savannah, Ga. The company’s common stock is publicly traded on the OTC Bulletin Board under the symbol CBCO. For more information, please visit the company’s Web site, www.coastalbanking.com.

FORWARD-LOOKING STATEMENTS AND ASSOCIATED RISK FACTORS

This release contains forward-looking statements including statements relating to present or future trends or factors generally affecting the banking industry and specifically affecting Coastal’s operations, markets and products. Without limiting the foregoing, the words "believes," "anticipates," "intends," "expects," or similar expressions are intended to identify forward-looking statements. These forward-looking statements involve risks and uncertainties. Actual results could differ materially from those projected for many reasons, including, without limitation, changing events and trends that have influenced Coastal’s assumptions, but that are beyond Coastal's control. These trends and events include (i) changes in the interest rate environment which may reduce margins, (ii) not achieving expected growth, (iii) less favorable than anticipated changes in the national and local business environments and securities markets, (iv) adverse changes in the regulatory requirements affecting Coastal, (v) greater competitive pressures among financial institutions in Coastal's markets, (vi) greater loan losses than historic levels, and (vii) difficulties in expanding our banking operations into a new geographic market.  Additional information and other factors that could affect future financial results are included in Coastal’s filings with the Securities and Exchange Commission.

All written or oral forward-looking statements are expressly qualified in their entirety by these cautionary statements. Please also read the additional risks and factors described from time to time in reports and registration statements filed with the Securities and Exchange Commission. Coastal Banking Company, Inc. undertakes no obligation to update these forward-looking statements to reflect events or circumstances that occur after the date on which such statements were made.

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	9/30/2008	9/30/2007	12/31/2007
Balance Sheet:
Total assets	441,265,178	427,557,955	431,574,410
Total equity	46,231,671	45,508,668	46,746,752
Total equity-tangible	35,524,744	34,686,813	35,875,694

Shares outstanding	2,568,707	2,433,712	2,570,560
Book value/share	18.00	18.70	18.19
BV/share - tangible	13.83	14.25	13.96

Asset Quality:
Allowance to loans	1.44%	1.26%	1.30%
Net c/o % loans	0.36%	0.04%	0.05%
Impaired loans**	11,146,000	5,056,000	3,648,000
** Includes total nonacrrual, loans 90 days + p/d, loans criticized/classified

Earnings:
Quarter ending:	9/30/2008	9/30/2007
Net income	250,669	384,143
Basic eps	0.10	0.15
Diluted eps	0.10	0.14

Weighted avg shares o/s basic	2,568,707	2,545,092
Weighted avg shares o/s diluted	2,568,811	2,727,917

Net interest rate spread	2.16	2.71
Net interest margin	2.52	3.18
Efficiency ratio	92.43%	82.43%
Return on average tangible assets	0.23%	0.37%
Return on average tangible equity	2.82%	4.48%

Year to date:	9/30/2008	9/30/2007
Net income	61,238	1,854,336
Basic eps	0.02	0.73
Diluted eps	0.02	0.68

Weighted avg shares o/s basic	2,558,234	2,535,654
Weighted avg shares o/s diluted	2,624,652	2,740,196

Net interest rate spread	2.13	2.79
Net interest margin	2.55	3.25
Efficiency ratio	90.77%	72.40%
Return on average tangible assets	0.25%	0.60%
Return on average tangible equity	0.23%	7.42%